Exhibit 99.02
FOR IMMEDIATE RELEASE

Media Contacts:	Diane Carlini Lexar Media Inc. (510) 580-5604 dcarlini@lexar.com

Investor Relations:	Jennifer Jarman The Blueshirt Group 415-217-7722 jennifer@blueshirtgroup.com
Lexar Media Appoints Mark Adams as Chief Operating Officer
FREMONT, Ca., January 4, 2006 – Lexar Media, Inc. (Nasdaq: LEXR), a world leader in advanced digital media technologies, today announced Mark Adams (41) has been named Chief Operating Officer, Lexar. Effective immediately, Adams joins the Lexar executive management team reporting to Chairman, President and CEO Eric Stang.
“Adams has a proven track record in delivering outstanding results in both top line revenue and operating efficiencies,” said Stang. “We look forward to benefiting from his broad range of skills in business development, marketing and business processes which will help us achieve our vision to be the leading marketer and manufacturer of differentiated NAND flash memory solutions.”
As a senior sales and marketing executive with 16 years of experience in the technology sector, Adams was most recently Vice President of Sales & Marketing at Creative Labs, Inc., a worldwide leader in digital entertainment products. Adams joined Creative Labs in January 2003 and was responsible for the company’s business in the Americas region. Previously, he was CEO of Coresma Inc. and Vice President of Sales for Creative Labs in his first tenure with the company.
“Given Lexar’s strong brand and market position and expansive intellectual property, I am very excited to join the executive team and look forward to contributing to the company’s future growth,” said Adams.
Adams holds an economics degree from Boston College and a master’s degree in business administration from Harvard University.
About Lexar Media, Inc.
Lexar is a leading marketer and manufacturer of NAND flash memory products including memory cards, USB flash drives, card readers and ATA controller technology for the digital photography, consumer electronics, industrial and communications markets. The company holds over 92 issued or allowed controller and system patents, and licenses its technology to companies including Olympus Corporation, Samsung Electronics Co., Ltd., SanDisk Corporation and Sony Corporation. Lexar sells its memory cards worldwide and through an exclusive agreement, also sells memory cards under the Kodak brand. Headquartered in Fremont, California, Lexar has operations in countries around the world. More information is available at www.lexar.com.
Cautionary Note Regarding Forward-Looking Statements
This release contains forward-looking statements, which are subject to the safe harbor provisions of the Private Litigation Reform Act of 1995. These statements include statements related to the appointment of Mark Adams as Chief Operating Officer, the anticipated benefits of this appointment and the growth opportunities available to Lexar. These forward-looking statements involve risks and uncertainties that could cause Lexar’s actual results to differ materially from those anticipated by these forward-looking statements. These risks include that members of Lexar’s management team must integrate into Lexar’s operations effectively and in a timely manner for Lexar to successfully execute its business strategy and if Lexar has difficulties in retaining qualified personnel, the success of its business may be limited and therefore Lexar may not achieve the revenues or margins necessary to maintain profitability. Readers should also refer to the risk factors described in Lexar’s filings with the SEC, including its most recently filed Form 10-K and Form 10-Q. Lexar assumes no obligation to update the information in this release.

Lexar and the Lexar logo are trademarks of Lexar Media, Inc. All other brand or product names are trademarks or registered trademarks of their respective holders.